UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Exchange Act of 1934

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FERMI INC.

(Name of Registrant as Specified in Its Charter)

VICKSBURG INVESTMENTS MANAGEMENT LLC

TOBY R. NEUGEBAUER

MELISSA A. NEUGEBAUER 2020 TRUST

DAVID A. DAGLIO

CHARLES M. ELSON

SHEILA HOODA

JOHN T. JIMENEZ

JUAN A. PUJADAS

JANET YANG

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Item 1: On June 18, 2026, Toby R. Neugebauer, together with the other participants named herein, issued a press release:

THE MARKET HAS SPOKEN: Wants Neugebauer and Fermi Board to Maximize Shareholder Value and Enhance Management

While Surprised John Sellers and Double Eagle Declined to Take the Helm of Fermi, Neugebauer Reiterates His Call for Board to Find Someone of that Caliber with a Team Who Can Replace the Nine Senior Leaders That Departed Fermi After Toby’s Termination

Calls on the Fermi Board to Put Their Guns Down

Neugebauer Responds to Perry’s and Others’ Negative Campaign Attacks: Answers Recent Media Inquiries and SEC Filings

Shareholders—Not PR Operatives and Media Editors—Should Decide Fermi’s Future

DALLAS, June 19, 2026 /PRNewswire/ -- Believing that shareholders deserve transparency to determine Fermi’s future, Toby Neugebauer, co-founder and largest shareholder of Fermi Inc. (“Fermi” or the “Company”), responds directly to recent press inquiries and the incumbent board’s SEC filings. Following the release of Toby’s recent open letter, the market responded immediately with significant positive stock momentum—confirming that the investor community recognizes a dual path of tenant acquisition and pursuing a strategic transaction as the path forward that yields highest value, even before a formal vote has been cast. In response to the last 48 hours’ incredible gains and the incumbent Board’s recent falsehoods, Toby released the following statement:

“What a week. It feels like we, as shareholders, are finally coming together around a unified mission to maximize Fermi’s value. The market has spoken clearly with its positive stock reaction to my open letter. We assume success and look forward to Fermi’s best days ahead. On such a positive week, it’s just unfortunate that we must also deal with some trash. We are great at executing big visions, but we simply can’t compete with a former Governor’s nonstop press attacks. Since April, we did not want to feed into the negativity and remained tight-lipped, all in service of protecting critical negotiations with tenants, our lessor, and project financing. We focused on what matters for the future of Fermi: the overwhelming logic of pursuing an immediate dual-track strategic review and my stellar independent nominees who will oversee it. We kept our guns in their holsters, but unfortunately, the Governor’s and the Fermi board’s escalations create unnecessary doubts for Fermi and pose a direct threat to shareholder momentum. We cannot and will not let editors, PR operators, or lawyers determine the basic information that shareholders receive to make an informed decision. We are going to lay out our responses to reporters and the Company’s misleading SEC filings so you can judge the situation for yourself.”

FERMI TEAM – LED BY TOBY – CLOSED RECORD-SETTING TRANSACTIONS WITH CRITICAL COUNTERPARTIES IN A HIGHLY COMPETITIVE ENVIRONMENT

Toby Neugebauer and his leadership team built Fermi from an abstract idea into a multi-billion-dollar publicly traded company in less than a year. The launch of Fermi 2.0 in December 2025 prepared the company for the stringent requirements of ongoing tier-one tenant negotiations and, contrary to Governor Perry and the Board’s storyline, enabled the successful closure of multiple contracts critical to the company’s long-term capitalization.

A partial list of accomplishments in the arena of the most competitive market in the world – the supply chain for AI compute – during his leadership team’s unmatched 15-month tenure includes:

●	Signed a 99-year ground lease with the Texas Tech University System;

●	Secured over 2 GW of total power generation including procuring the most sought after Siemens units in the world;

●	Garnered 800 MW of high-voltage equipment;

●	Secured up to 200 MW power agreement with Xcel and constructed an 86 MW tie-in;

●	Obtained the nation’s second-largest ~6 GW Clean Air Permit, with an additional ~5 GW permit filed with TCEQ;

●	A highly successful IPO;

●	Secured ~$1 billion in financing facilities, the majority from the world’s leading infrastructure lender (MUFG);

●	Negotiated significant tax abatements with local and county districts;

●	Filed a free trade zone application, which required significant local, state, and federal approvals;

●	Assembled one of the top nuclear teams in the world, having successfully built 16 reactors to date, on time and on budget;

●	Submitted the first large-scale nuclear Combined Operating License (COL) application accepted for review by the Nuclear Regulatory Commission (NRC) in over 15 years;

●	The NRC announced Project Matador as an inaugural participant in the environmental impact statement pilot program to expedite nuclear regulatory approvals;

●	Partnered with Hyundai E&C—the only company to have successfully built 24 nuclear reactors globally, ten of them simultaneously, on time and on budget;

●	Hyundai E&C initiated Fermi’s front-end engineering design study and featured Fermi’s nuclear leadership at its large-scale Nuclear Technology Seminar in Dallas to engage contractors and strengthen the U.S. nuclear supply chain and workforce readiness;

●	Ordered key nuclear long-lead-time equipment from Doosan Enerbility;

●	Installed a 450 MMcfpd natural gas pipeline;

●	Secured 2.5 MGD of water from the City of Amarillo;

●	Created a path to ~18.5 MGD of maximum peaking availability via site-adjacent properties, with water line and tower one complete;

●	Received the first six Siemens SGT800s in port in Houston; and

●	Acquired GE 6B Frame turbines, which are currently being refurbished in Houston.

All the while minimizing dilution to shareholders.

By the March 28, 2026 board meeting, the operational progress of Fermi 2.0 was unanimously applauded and celebrated by the Fermi board.

Tenant Negotiations

During his tenure, Neugebauer quickly established that while securing preliminary letters of intent is simple, finalizing multi-billion-dollar project financing facilities in a volatile data center financing environment is where actual execution matters.

●	Navigating Market Pressures: After months of constructive negotiations, conversations with Tenant One stalled over stringent Service Level Agreement penalties and Liquidated Damages provisions that undermined the financeability of the contract. Emboldened by stock price pressure resulting from Steven Meisel shopping a 56 million share block and in light of Oracle’s difficulties in the financing market, Tenant One and Fermi were unable to close all outstanding items. Simply put, Fermi could not accept performance penalties that, if not met, were designed to bankrupt the company, especially given that delays in negotiation had not pushed back delivery timelines.

●	Protecting the Company: Backed by Board director Lee McIntire and General Counsel George Wentz, Mr. Neugebauer and the deal team made the courageous decision to walk away from those out-of-market terms in favor of more stable alternatives.

●	Tenant One Remained Active: Despite the board’s narrative, that initial tenant continued negotiating with Fermi’s deal team, co-led by Anna Bofa, well into January. Toby continues to believe a deal could actually materialize with them to this day.

●	Abrupt Disruption: As noted in the March 30 earnings call, the team was instructed not to announce tentative agreements prematurely. Just days before Toby’s termination without cause, the deal team had made monumental progress toward a definitive agreement with a potential tenant. The entire core deal team departed immediately following his termination.

Enforcing High Accountability Standards

The data center development landscape is currently littered with stalled projects, bloated budgets, and severe contractor cost overruns. Toby refused to let Fermi become another industry statistic. He demanded that Fermi deliver strictly on time and on budget.

As part of Toby’s Fermi 2.0 initiative, underperforming, overengineering, or overbilling partners who had grown accustomed to unchecked time-and-materials arrangements were systematically renegotiated or terminated.

Building a Championship Team – Toby Is Not Easy to Work For

Toby has a track record of building successful teams. As his Chief of Staff Angela Breuers said:

“People join Toby’s team and continue to play for the toughest coach in the league because it gives them the opportunity to accomplish things they never thought possible with an actual shot at a national championship.”

Not a single employee resigned during Mr. Neugebauer’s tenure as CEO; yet nine key executives and senior managers overseeing finance, permitting, community engagement, and tenant acquisition have departed since his termination without cause. Among them was Lexi Swearingen, former Fermi Media Director—and someone who has known and worked with Governor Perry for 15 years—who stated in her resignation letter:

“It is with a very heavy heart that I leave a company that, as a patriot, I know our nation desperately needs. I do not believe the Board’s decision is the correct one for Fermi America, the executive leadership team, employees like me who have given so much to make it successful, our investors, the Amarillo community that has supported us, or our nation. I wish the Board could have been at Semafor this week to see just one example of how well this team, led by Toby, executed. I have worked with and for many talented and amazing people—and I know I will again. But this team you are losing is one of a kind…”

Lexi Swearingen is not a Toby loyalist by default. She is a Perry loyalist by history. That she resigned anyway speaks directly to what this board did and why.

In total, these executives walked away from hundreds of millions of dollars in incentive compensation.

Neugebauer Not Seeking Power, But Providing Solutions

Neugebauer has been consistent—he has no desire to return as CEO of Fermi—a fact he made even clearer by championing John Sellers of Double Eagle to immediately take the helm in this week’s Open Letter. His only desire is for Fermi’s board to fulfill its fiduciary obligations and consider all options on the table, including a full-value strategic transaction, to ensure maximum shareholder value. He has not sold a single share since the IPO—because he knows what it is worth. His interests are fully aligned with those of his fellow shareholders, and he is committed to running a strategic process with an extremely qualified, impartial board that would fairly consider a sale or strategic partnerships to maximize value.

Toby is focused on the 3 C’s: cost of Capital, Construction expertise, and Customer – and has no intention of seeking a transaction for anything less than full value.

MYTH VS. FACT: BALANCING THE RECORD

1. The Lutnick Conversation

False Fermi Claims: Toby “publicly accosted” Commerce Secretary Howard Lutnick at an industry conference, allegedly blocking Fermi’s capacity to secure billions of dollars of Korean investment as part of the Korean Trade Deal.

The Facts:

●	Toby has known Secretary Lutnick for years. While using words his wife was not pleased with, he spoke to the Secretary as the administration speaks to itself—because that’s the relationship they had and what the business required.

●	Secretary Lutnick was reportedly blocking tens of billions of dollars that Korea wanted to invest to jumpstart American nuclear in Amarillo, Texas, as part of the Korean Trade Deal. Project Matador was at the top of the Korean priority investment list.

●	Senior NVIDIA conference leaders invited Toby to join them for dinner the night after the Lutnick conversation at a VIP reception.

●	The day after the conversation in question, Secretary Lutnick reached out to Mr. Neugebauer through a high-ranking intermediary with commercial terms that Toby refused.

●	After the Lutnick conversation, Cody Campbell and others confirmed to Mr. Neugebauer that Secretary Lutnick had nothing negative to say about him.

●	Newmark, which was acting as Fermi’s intermediary with hyperscalers, confirmed in writing to Neugebauer and verbally to Fermi’s board that the conversation had zero impact on tenant engagement.

●	Fermi had a productive, substantive meeting with the Department of Commerce the week before Mr. Neugebauer’s ouster, as the board was well aware.

●	The federal partnerships Mr. Neugebauer built speak for themselves: the first large-scale nuclear COL application accepted by the NRC in over 15 years, support in the Siemens turbine procurement, and the NRC pilot program.

Why does this matter? The Lutnick interaction is being used as a justification for calling the lease into question—a move that three law firms deemed meritless—as well as for Toby’s termination, which the board has otherwise been unable to defend. The actual record—what happened the day and weeks that followed, the complete lack of interest from any other news outlet, the productive Commerce meeting the week before the firing, and the Company’s remarkable federal partnerships—reflects the opposite of what the filing implies.

2. The Source of the Politico Story

False Fermi Claims: Neugebauer’s assertion that a negative Politico leak was intentionally planted by an internal board member is entirely unsupported by credible evidence.

The Facts:

●	Mr. Campbell told Toby that he had received a call about the Lutnick story before it ran. Toby knew it was from Governor Perry and gave Mr. Campbell three opportunities to deny it—none were taken. The story was reported by only one political outlet, days after the conversation, and no other outlet followed.

●	Fermi’s political lobbyists—several of whom represented Perry in his presidential race—called and texted Toby, warning that a Politico story was coming while vehemently denying any involvement in the leak, which was perceived as an attempt to cover their tracks.

●	On Saturday, March 28, 2026, during a meeting attended by a room full of senior Fermi leaders, directors Marius Haas and Lee McIntire explicitly stated to Toby and the executive staff that they suspected Rick Perry and his political consultants were the direct source of the Politico leak. Both directors stated their intent to request Mr. Perry’s phone records to formally investigate the matter.

Why does this matter? Fermi’s filing characterizes the Politico-leak allegation as something Mr. Neugebauer raised that the company found unsupported. The contemporaneous record shows the opposite—two of the directors who later voted to fire him told him and a room of witnesses that they themselves believed a fellow board member was likely the source, warranting further investigation. Yet the two people who were with Toby the night of the Lutnick conversation, and those who spoke with him directly afterward, were never interviewed.

3. The “Independent” Investigation

False Fermi Claims: The Risk & Disclosure Committee utilized independent outside counsel to perform a rigorous review sufficient to back a for-cause termination.

The Facts:

●	In Neugebauer’s entire tenure as CEO, not one concern about his leadership was ever put in writing—not a letter, not an email, not a text. At the March 28 board meeting, weeks before the firing, the board unanimously approved multi-million-dollar compensation awards recognizing the team’s achievements under Toby’s leadership. In the days leading up to his firing, the stock was up 36%.

●	There is not a single board meeting with Mr. Neugebauer present where criticisms of him were raised.

●	The firm engaged by the board never interviewed Toby Neugebauer once—failing to ask him a single question regarding the allegations. They similarly failed to interview the leadership and team members who worked alongside him daily. While all board members agreed on the record to turn over their devices for data verification, to our knowledge, only Toby and former CFO Miles Everson actually complied.

●	Fermi’s senior executives wrote formal letters to the board in explicit, full support of Toby, no letter more glowing than the one from Jacobo Ortiz. None of the senior management communications referenced any of the personal or operational rumors being circulated today, because the team knew the conflict was entirely political.

●	Furthermore, the departing management team members left hundreds of millions of dollars of unvested incentive compensation on the table. Sophisticated executives do not walk away from life-changing compensation packages for a leader who “blew up deals.”

Why does this matter? First, the Board filed with the SEC that Toby departed the company, misleading investors. Then, Toby corrected the Board saying he was fired without cause. Only when the Board realized they had to terminate Toby from the Board for-cause in order to take his board seat, did they falsely conjure grounds for such a removal. A for-cause termination supported by an investigation that never interviewed the person being investigated, never interviewed the team most familiar with him, and rests on conduct that no director ever raised in writing during his entire tenure is not an investigation. It is a post-hoc justification pushed by a small portion of the board, led by Rick Perry.

4. “Lack of Transparency” and Communication Breakdowns

False Fermi Claims: Toby was terminated due to a failure to communicate transparently and repeated unauthorized public disclosures.

The Facts:

●	Toby always maintained an open line to everyone, hosting collaborative morning alignment calls with the entire leadership team and maintaining on-site visibility at the Amarillo project facilities.

●	He provided the board with multiple lengthy, detailed written memos beginning in January 2026 outlining clear management concerns regarding the Meisel overhang, Perry, Campbell, and internal governance issues—none of which received formal written responses.

●	He has never been presented with any evidence of unauthorized public disclosures.

●	He invited board members to team meetings and encouraged their attendance in meetings with counterparties.

Why does this matter? Neugebauer publicly calls on Fermi to release—or give him permission to release—all communications between him and any or all board members, including minutes of board meetings he attended, that contradict the above. The board will not, because the contemporaneous written record does not support the story the board is now telling. The “no paper trail” is the story.

5. The Coordinated Stock Dump

False Fermi Claims: Share price decline was Neugebauer’s fault.

The Facts:

●	In April 2025, Steven Meisel received roughly 56 million shares of Fermi stock from Griffin Perry via Pencross Energy.

●	To show his utter disrespect for what Fermi had built, Steven Meisel threatened to blow up the entire IPO after pricing over the lockup. Toby refused to give in because he had a written agreement with Griffin that Steven’s shares were non-voting, which was affirmed by the underwriter and company counsel at the time.

●	In October and November 2025, multiple tier-one investment banks warned Fermi leadership that Pencross was aggressively shopping that massive 56 million share block against a minor 35 million share public IPO float. Meisel openly phoned Fermi’s internal accounting department to boast that his shares were completely free of lock-up constraints.

●	The Company’s largest creditor, Macquarie, which led the Series C round, sought to terminate its relationship over the issue at Christmas, saying Meisel and Perry were ‘taking the stock to zero.’ They were dumbfounded that the only person not locked up was Griffin Perry’s office mate.

●	Public filings confirm that Pencross’s beneficial ownership dropped from 56.25 million shares to 28.4 million shares by March 31, 2026—meaning roughly 28 million shares were systematically dumped into the open market while the stock collapsed, severely undermining Fermi’s leverage with prospective hyperscale tenants.

●	Simultaneously, co-founder Griffin Perry personally sold 11 million founder shares on the open market in March 2026 for approximately $56.3 million—an action no committed co-founder would take. Two weeks later, his father, Rick Perry—whom Griffin placed on the Fermi board through his company Caddis’ nomination—led the effort to terminate Toby.

●	The number one person calling on the Company to sue Governor Perry and Griffin Perry in Q1 2026, in his capacity as a shareholder, was Fermi’s own General Counsel, George Wentz, while Chief Operating Officer Jacobo Ortiz proposed to investors in Puerto Rico that they do the same. Neugebauer encouraged both men to delay taking action until the tenant deal was completed.

●	One of the toughest decisions of his career, Toby owned the December decision that led to the CIAC announcement.

Why does this matter? Toby acknowledges his decision to walk away from Tenant One contributed to the stock decline. However, far more consequential was that Fermi’s filing dismisses the Pencross overhang as an “inherent feature in an IPO of 6% of the Company’s total capital” while blaming Toby for the stock decline. That characterization is not credible against the documented record: a 56 million share block against a 35 million share float, marketed by banks who flagged it, sold roughly in half on the open market in six months, with 25% short interest at IPO when no one else could sell. That is not an inherent feature. That is a coordinated dump.

6. The Comparison Fermi Invites: Who Actually Sold

False Fermi Claims: Mr. Neugebauer’s statement that he has “not sold a single share since the IPO” is “materially misleading,” because “concurrently with the IPO” he sold 4,082,858 shares through Vicksburg Investments Management LLC, and the REIT 5/50 explanation was “a convenient excuse to sell shares.”

The Facts:

●	The transaction in question was executed in August 2025, before the IPO—not “concurrently with” it—at the request of Fermi’s underwriters, at a substantial discount to the IPO price.

●	The purpose was to bring the Neugebauer family’s combined ownership stake below 40%, at the underwriters’ demand, to support a successful IPO.

●	Mr. Neugebauer sold only what was required. Post-IPO, he publicly recommended the best REIT 5/50 solution for the top shareholders should be addressed through charitable giving. Since the IPO, Mr. Neugebauer has not sold a single share. Not one. Now compare that record to the conduct Fermi’s filing intentionally ignores:

●	Between them, the Perrys and Mr. Meisel have dumped roughly 40 million shares onto the open market since the IPO. That is the overhang that crushed the stock and weakened Fermi’s hand in tenant negotiations.

Why does this matter? Fermi’s filing invites the comparison. The comparison is overwhelming. Mr. Neugebauer sold the minimum his own underwriters demanded, at a discount, before the IPO, to make the offering possible, and has held every share since. The Perrys and Mr. Meisel have dumped roughly 40 million shares on the open market after the IPO, crushing the value of every other shareholder’s holding. Fermi’s attempt to equate those records is not an argument. It is an admission they have nothing better.

7. The GloriFi Historical Narrative

False Fermi Claims: Past venture restructuring indicates an operational pattern that justifies the board’s recent corporate interventions.

The Facts:

●	Miles Everson’s company was the largest creditor of GloriFi’s primary subsidiary and threw the entity into involuntary bankruptcy, yet he turned around three years later wanting to be the CFO of Toby’s next major company, Fermi.

●	Throughout that bankruptcy process, 100% of the secured creditors and three major law firms who were unsecured creditors completely supported Toby Neugebauer.

●	The bankruptcy judge in the GloriFi case found no pre-petition bad behavior by Mr. Neugebauer while he was running the company.

●	As publicly reported, Locke Lord fully investigated the claims regarding GloriFi—including thorough interviews with more than 20 people and a review of thousands of documents—and cleared his name. In addition, Haynes Boone (on behalf of the Company) and Vinson & Elkins (on behalf of UBS and Cantor Fitzgerald) reviewed all of these matters as part of clearing Fermi for the IPO. Both firms cleared the S-1 with full disclosures.

●	Whether as investors, board members, consultants, or full-time employees, Rick and Griffin Perry, Marius Haas, Anna Bofa, Jacobo Ortiz, Miles Everson, Cathy Landtroop, Charlie Hamilton, and Rodrigo Acuna were all involved and fully aware of what happened at GloriFi—and eagerly followed Toby to Fermi.

●	Allegations about alcohol abuse while leading Fermi are false. Lexi Swearingen, former Fermi Media Director: “These are false claims hurled by people with an agenda who have no idea about the facts.” In addition, both of Toby’s chiefs of staff at GloriFi and Fermi – two highly educated Georgetown and Penn graduates of high accomplishment who sat in on 80 percent of his meetings – affirmed that these allegations were false. The same allegations were fully investigated at GloriFi and found to be false, resulting in the judge allowing Toby’s defamation claims to move forward.

Why does this matter? Attempting to relitigate any of these past matters in the press, three years on and after multiple independent reviews, is what an entrenched board does when it cannot defend its own conduct. 100% of the secured creditors and three major law firms that knew the most about GloriFi supported Mr. Neugebauer. The same lawyers who took GloriFi down now represent Meisel and Campbell.

CONCLUSION: THE DEFINITIVE PATTERN

When analyzed chronologically, the evidence reveals an unmistakable corporate pattern: an entrenched board faction determined to remove a founder, constructed a post-hoc justification without basic due process, ignored their own compliance parameters, and utilized spin to obscure substantial insider stock liquidations.

While the positive market response to our recent communications shows that shareholders recognize the true engine of Fermi’s value, the critical next step is ensuring each shareholder’s voice is legally counted. Toby strongly urges all shareholders to protect their equity, disregard the board’s WHITE revocation cards, and sign the GREEN agent designation card to ensure the first true shareholder vote in Fermi’s history goes forward.

IMPORTANT INFORMATION

Toby Neugebauer and his affiliated entities, Vicksburg Investments Management LLC and Melissa A. Neugebauer 2020 Trust (collectively with Mr. Neugebauer, the “Fermi Founder Parties”), David A. Daglio, Charles M. Elson, John T. Jimenez, Janet Yang, Sheila Hooda, and Juan A. Pujadas (collectively, the “Participants”) have filed a definitive proxy statement on Schedule 14A, accompanying GREEN agent designation card, and other relevant documents with the SEC in connection with the solicitation of agent designations for calling a special meeting of shareholders to be held as promptly as practicable (the “Special Meeting”).

THE PARTICIPANTS STRONGLY ADVISE ALL SHAREHOLDERS OF THE COMPANY TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER PROXY MATERIALS, INCLUDING THE GREEN AGENT DESIGNATIONS CARD, THAT HAVE BEEN AND WILL BE FILED BY THE PARTICIPANTS AS THEY BECOME AVAILABLE BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS ARE AND WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST.

Mr. Neugebauer beneficially owns 146,516,035 shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”), composed of: (i) Vicksburg Investments Management LLC beneficially owns 44,656,376 shares of Common Stock; (ii) 94,359,659 shares of Common Stock beneficially owned by the Melissa A. Neugebauer 2020 Trust; and (iii) 7,500,000 shares of Common Stock underlying restricted stock units held by Mr. Neugebauer that vested in connection with his termination without cause. As of the date hereof, none of the other Participants beneficially own any shares of Common Stock.

Item 2: On June 19, 2026, Toby R. Neugebauer posted the following material to LinkedIn:

Item 3: On June 19, 2026, Toby R. Neugebauer posted the following material to X (formerly known as Twitter):

Item 4: On June 19, 2026, Toby R. Neugebauer posted the following material to X (formerly known as Twitter):

Important Information

Toby Neugebauer and his affiliated entities, Vicksburg Investments Management LLC and Melissa A. Neugebauer 2020 Trust (collectively with Mr. Neugebauer, the “Fermi Founder Parties”), David A. Daglio, Charles M. Elson, John T. Jimenez, Janet Yang, Sheila Hooda and Juan A. Pujadas (collectively, the “Participants”) have filed a definitive proxy statement on Schedule 14A, accompanying GREEN agent designations card, and other relevant documents with the SEC in connection with the solicitation of agent designations for calling a special meeting of shareholders to be held as promptly as practicable (the “Special Meeting”).

THE PARTICIPANTS STRONGLY ADVISE ALL SHAREHOLDERS OF THE COMPANY TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER PROXY MATERIALS, INCLUDING THE GREEN AGENT DESIGNATIONS CARD, THAT HAVE BEEN OR WILL BE FILED BY THE PARTICIPANTS BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS ARE OR WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST.

Mr. Neugebauer beneficially owns 146,516,035 shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”), composed of (i) Vicksburg Investments Management LLC beneficially owns 44,656,376 shares of Common Stock, (ii) 94,359,659 shares of Common Stock beneficially owned by Melissa A. Neugebauer 2020 Trust, and (iii) 7,500,000 shares of Common Stock underlying restricted stock units held by Mr. Neugebauer that vested in connection with his termination without cause. As of the date hereof, none of the other Participants beneficially own any shares of Common Stock.